Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SAEXPLORATION HOLDINGS, INC.

SAExploration Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.	Article FOURTH of the Second Amended and Restated Certificate of Incorporation of the Corporation has been supplemented by the addition of the following after the third paragraph in the Article:

C. Reverse Stock Split. Upon the filing of the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation containing this sentence (the “Effective Time”), each 135 shares of Common Stock either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time, shall be combined into one (1) share of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Effective Time who would otherwise be entitled to a fraction of a share of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the NASDAQ Global Market as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

2.	The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer, as of the 26th day of July, 2016.

SAEXPLORATION HOLDINGS, INC.

By:	/s/ Brian Beatty
Name: Brian Beatty
Title: Chief Executive Officer